Exhibit 99.1

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
650.421.8100
www.codexis.com

Shell Grants Codexis Rights to Commercialize Cellulase Enzymes for Biofuels

Shell Research Agreement Ends; Codexis Board Approves Short-Term Shareholder Rights Plan; Company Announces Workforce Reduction

Redwood City, CA – September 4, 2012 – Codexis, Inc. (NASDAQ:CDXS), a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals, today announced that the company has signed an agreement (the “New Agreement”) with Shell to expand Codexis’ ability to commercialize its CodeXymeTM cellulase enzymes.

Under the New Agreement, which is effective August 31, 2012, Shell has granted Codexis a royalty-bearing, non-exclusive license to develop, manufacture, use and sell cellulase enzymes developed under the companies’ Amended and Restated Collaborative Research Agreement, effective November 1, 2006 (the “Shell Research Agreement”). The scope of the New Agreement is worldwide, except Brazil, for enzymes used in the biofuels field. Codexis already has exclusive rights to commercialize its cellulase enzymes in other fields.

“Codexis has developed some of the most cost effective and competitively advantaged cellulase enzymes in the world. Securing the rights to market these enzymes to advanced biofuel companies outside of Shell is a major milestone for the company,” said John Nicols, President and CEO of Codexis. “We also remain focused on the Brazil market, where our discussions with Raízen continue regarding commercialization of our cellulase enzymes for second generation ethanol production.”

In exchange for these new rights, Codexis will be obligated to pay Shell a low single-digit percentage royalty on net sales of CodeXymeTM cellulase enzymes to customers other than Shell and its affiliates. Codexis will also be obligated to pay Shell a low single-digit percentage royalty on Codexis’ own use of cellulase enzymes in the biofuels field. Shell is also entitled to preferential pricing on purchases of cellulase enzymes from Codexis should the companies mutually agree to enter into a future supply arrangement.

Under the New Agreement, Codexis and Shell have agreed to an early termination of the Shell Research Agreement, effective as of August 31, 2012, except for certain provisions related to intellectual property rights, confidentiality and indemnification that survive termination. Shell will pay Codexis approximately $7.5 million in satisfaction of the remaining full-time employee equivalents (FTEs) and milestone payments that would have been due under the Shell Research Agreement and Codexis will have no further research and development obligations under that Agreement. The Shell Research Agreement would have expired on November 1, 2012 if not for the early termination effected by the New Agreement.

Shell has also agreed under the New Agreement not to sell any cellulase enzymes to third party biofuel customers using technology developed by Codexis after the end of the Shell Research Agreement. Shell retains its right to use and manufacture such enzymes, including those enzymes that result from Codexis improvements during the ten-year period beginning on August 31, 2012, for Shell’s own use and use by Shell affiliates, as well as to sub-license the right to manufacture such enzymes to third parties for Shell’s own use.

Shell remains subject to existing royalty obligations to Codexis for use of technology developed under the Shell Research Agreement that remains exclusively licensed to Shell. Codexis also remains eligible to receive a one-time $3.0 million milestone payment upon the first sale or use by Shell of such enzymes in the biofuels field in Brazil, or in other fields of use previously specified in the Amended and Restated License Agreement between Codexis and Shell.

The New Agreement may be assigned by Codexis to a third party as part of an asset sale or sale of the company. However, as a condition of maintaining the license grant provided to Codexis in the New Agreement, any such assignee is required to undertake a certain level of effort to further develop CodeXymeTM cellulase enzymes, make certain payments to Shell, or otherwise elect to give up its cellulase enzyme license grant from Shell. Any such assignee will not be required to make any payments or commitments to Shell if the company or any third party continues to fund the development of the microbes or biocatalysts for use in the Field of Use at specified levels prior to the assignment.

Board of Directors Approves Short-Term Shareholder Rights Plan

The Board of Directors of Codexis announced today that it has adopted a short-term shareholder rights plan, which is scheduled to expire on September 2, 2013.

The rights plan is intended to enable all of Codexis’ stockholders to realize the underlying value of their investment in Codexis by guarding against inadequate or unsolicited takeover offers. The rights are not being distributed in response to any specific effort to acquire control of Codexis. The rights are designed to ensure that the Board of Directors has sufficient time to consider any proposal and make sure that all stockholders receive fair and equal treatment in the event of any proposed takeover of Codexis. In addition, the rights plan will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of Codexis without paying all stockholders a full control premium for their shares.

Under the plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on September 18, 2012. Subject to certain exceptions, the rights will be exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock.

Further details about the rights plan will be contained in a Form 8-K to be filed by Codexis with the U.S. Securities and Exchange Commission on September 4, 2012.

Codexis Announces Workforce Reduction

Codexis today announced a workforce reduction as part of its effort to control expenses and conserve cash for its ongoing and future programs following the termination of the Shell Research Agreement and the corresponding loss of ongoing funding for FTEs under the Shell Research Agreement. This action will reduce Codexis’ workforce by approximately 133 employees effective October 30, 2012. All affected employees will receive advance notice of their employment loss in accordance with applicable law.

“It is difficult to make business decisions that affect the lives of your colleagues and their families and none is more difficult than terminating the employment of people who have served Codexis so well over the years,” said John Nicols. “These unwelcome measures were necessary in order for us to maintain a healthy balance sheet in light of our recent loss of funding from Shell. We remain focused on operating our business efficiently and are confident that our remaining employees will help the company take advantage of its opportunities in the biofuels, bio-based chemicals and pharmaceutical markets.”

Codexis estimates that it will incur total charges of up to $3.6 million in the second half of 2012 as a result of this workforce reduction, including $2.9 million in continuation of salary and benefits of the affected employees until their work is completed and their positions are eliminated and $0.7 million of one-time termination and miscellaneous costs.

About Codexis, Inc.

Codexis, Inc. is a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals, and pharmaceutical intermediates. Codexis’ product lines include CodeXyme™ cellulase enzymes and CodeXol™ detergent alcohol. Partners and customers include global leaders such as Merck, Pfizer and Teva. For more information, see www.codexis.com.

Codexis Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ ability to commercialize its CodeXymeTM cellulase enzymes; Codexis’ discussions with Raízen regarding commercialization of Codexis’ cellulase enzymes for second generation ethanol production;

the effects and benefits of the shareholder rights plan; the completion date of Codexis’ workforce reduction; Codexis’ ability to control expenses and conserve cash for its ongoing future programs and to maintain a healthy balance sheet; Codexis’ ability to operate its business efficiently and to take advantage of its opportunities in the biofuels, bio-based chemicals and pharmaceutical markets; and the nature and amount of charges to be incurred in connection with the workforce reduction. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to execute its strategy; Codexis’ ability to maintain license rights to a commercial scale expression system for enzymes that convert cellulosic biomass to sugars; the availability, cost or location of renewable feedstocks used by Codexis’ potential customers; fluctuations in the price of and demand for certain commodities using Codexis’ technology; Codexis’ limited experience in developing, manufacturing, marketing, selling and distributing commercial cellulase enzymes; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose; the effectiveness of the rights plan in providing for fair and equal treatment of all stockholders in the event that an unsolicited or unfair attempt is made to acquire Codexis; the effectiveness of the shareholder rights plan in protecting stockholders against abusive or unfair takeover tactics; the impact of Codexis’ workforce reduction and restructuring efforts on the operation of the Company’s business; the possibility that Codexis may need more cash and/or may need to incur greater charges than anticipated for its workforce reduction; the need for Codexis to undertake additional restructuring efforts as a result of the loss of ongoing funding from Shell; Codexis’ need to retain key employees; the market’s reception to Codexis’ and its customers’ pharmaceutical products; the need for regulatory approval of Codexis’ customers’ manufacturing processes and products; and Codexis’ ability to develop and commercialize new products for the pharmaceutical market; and. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed with the Securities and Exchange Commission on August 9, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Investors: Paul Cox, ir@codexis.com, 212-362-1200

Media: Patrick Hillmann, media@codexis.com, 312-854-7520